EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 6, 2006, November 30, 2005 and November 5, 2004, except for note 10 which date is December 9, 2004 included in its Annual Report on Form 10-K and 10-KSB for its years ended September 30, 2006, September 30, 2005 and 2004, respectively. The undersigned also consents to the reference to the undersigned under the heading “Experts” in the Registration Statement.

/s/ ROSE, SNYDER & JACOBS

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants
Encino, California
June 27, 2007